Exhibit 10.1

NEUTRAL TANDEM, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of April 1, 2011, by and between G. Edward Evans (the “Executive”), and Neutral Tandem, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ the Executive and the Executive is willing to accept such employment upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1. Employment by the Company.

1.1 Effective Date. The effective date of this Agreement shall be April 1, 2011 (the “Effective Date”) and this Agreement shall have an initial term of four (4) years unless terminated sooner pursuant to Section 5. At the expiration of the initial term and each anniversary thereof, the term of this Agreement shall automatically renew for an additional period of one year unless either party provides written notice (a “Notice of Non-Renewal”) to the other of its or his intent not to renew this Agreement at least thirty (30) days prior to the end of the initial term or any renewal term.

1.2 Position. Subject to terms set forth herein, the Company agrees to employ Executive in the position of Chief Executive Officer and Executive hereby accepts such position. During the term of his employment with the Company, Executive will devote his best efforts and all of his business time and attention (except for vacation periods as set forth herein, reasonable periods of illness or other incapacities permitted by the Company’s general employment policies) to the business of the Company.

1.3 Duties. Executive shall perform such duties as are customarily associated with his then current title and as assigned to the Executive by the Company’s Board of Directors (the “Board”). The Board has the right to assign and change the Executive’s duties at any time, provided, however, that certain assignments and changes in Executive’s duties hereunder may trigger certain rights and remedies of Executive as set forth elsewhere herein. At the request of the Board and subject to the limitations of applicable law, the Executive shall serve as a member of the Board and any subsidiary of the Company without compensation other than that provided in this Agreement.

1.4 Other Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Compensation.

2.1 Salary. Executive shall receive for all services rendered under this Agreement an annualized base salary of $495,000, subject to federal and state withholding requirements, payable in accordance with the Company’s usual payroll practices. Such salary shall be adjusted no less than annually at the discretion of the Compensation Committee of the Board, but in no event will the base salary be reduced.

2.2 Bonus. The Executive will be eligible to receive an annual bonus in respect of each calendar year during the term of this Agreement in the form of a cash payment of forty (40%) of Executive’s base salary in the applicable calendar year (or such greater percentage as the Board may determine). Any bonus will be based on the extent to which Executive achieves performance goals to be established by the Board from time to time in consultation with the Executive. The Company will pay Executive’s bonus, if any, no later than March 15 in the calendar year following the calendar year to which the bonus relates. No bonus shall be deemed to have been earned by Executive for any calendar year in which the Executive is not actively employed as of December 31 of the calendar year to which the bonus relates.

2.3 Benefits. Executive shall be eligible to participate in all benefits plans and programs that the Company may offer to its employees generally from time to time, under the terms and conditions of such plans or programs. Executive shall be entitled to four weeks paid vacation, to be earned and used in accordance with the Company’s policy or practice.

3. Expense Reimbursements; Perquisites.

(a) During the term of this Agreement, the Company will provide Executive with a laptop computer, which shall be returned promptly by the Executive to the Company upon termination of his employment.

(b) The Company will reimburse Executive for reasonable and customary business expenses, including monthly cell phone/PDA charges, in accordance with the Company’s standard reimbursement policies in effect from time to time.

(c) Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Company shall reimburse Executive for one roundtrip, economy class commercial airline ticket per week for use by Executive to travel between Oklahoma City, Oklahoma and Chicago, Illinois during the term of this Agreement.

(d) During the term of this Agreement, the Company shall provide a suitable and reasonable apartment in Chicago, Illinois for Executive’s use while Executive is performing services for the Company at its offices in Chicago, Illinois. Executive will be responsible for furnishing the apartment.

4. Employee Obligations.

4.1 Proprietary Information and Inventions Agreement. Executive agrees to abide by the terms and conditions of the Proprietary Information and Inventions Agreement executed by the Executive on even date herewith.

4.2 Non-Competition Obligations.

(a) Executive and the Company acknowledge that (i) the Company has developed and will continue to develop goodwill, going concern value, customer and client relationships and confidential information that are valuable property rights of the Company and that Executive will have access to and knowledge concerning such rights, which if used other than for the benefit of the Company could significantly injure the Company; and (ii) the Company is engaged in the operation of telecommunication hubs and switching systems, transmission and switching of voice, data, audio, video and information via telephone, wireless and cable networks, and IP peering (the “Business”). Accordingly, and in consideration of the mutual promises contained herein, Executive covenants that, during the period commencing on the Effective Date and terminating on the first anniversary of the Executive’s termination of employment (the “Restrictive Period”), he shall not, without the prior written consent of the Company, directly or indirectly, in his individual capacity or on behalf of any other individual, partnership, corporation, limited liability company or any other entity (collectively “Person”), Compete with the Company or any of its respective successors or assigns.

(b) For purposes of this Agreement, “Compete” shall mean: (i) to engage in business activities identical or substantially similar to the Business as engaged in by the Company, or any entity controlling, under common control or controlled by the Company (collectively, the “Neutral Tandem Group”), at any time during the one (1)-year period preceding the date of termination of Executive’s employment (a “Competitive Business”) hereunder within the geographic limits of those standard metropolitan statistical areas in the United States within which the Neutral Tandem Group has engaged in the Business during the one (1)-year period preceding the date of termination of Executive’s employment or within which the Company contemplates engaging in or has developed plans to engage in (based on its then-current business plan, operating plan, or similar document) the Business during the one (1)-year period following the date of termination of Executive’s employment (the “Territory”); (ii) to assist any Person (whether in a financial, managerial, employment, advisory or other capacity or as a stockholder or owner, or by the provision of information) to engage in a Competitive Business within the Territory; or (iii) to own any interest in or to organize a corporation, partnership or other business or organization which engages in a Competing Business within the Territory. Notwithstanding the foregoing, Executive’s ownership of or investment in an otherwise Competing Business shall not be a violation of Section 4.2 if (a) the stock of such business is publicly traded, (b) Executive’s equity interest in such business does not exceed five percent (5%) of the aggregate outstanding equity interests of such business, and (c) Executive does not otherwise participate in the management or operational affairs of such business, including as an advisor or consultant or in any other capacity.

(c) Executive acknowledges and agrees that the covenants contained in this Section 4.2 are reasonable in scope, geographic application and duration, in view of the benefits to the Executive hereunder, and that the provisions of this Section 4.2 are both necessary and reasonable for the protection of the Company.

5. Termination Of Employment.

5.1 General. Executive’s employment by the Company may be terminated by the Company or the Executive at any time, with or without Cause (as defined below). Upon termination of Executive’s employment, the Company’s obligations to pay Executive’s compensation shall be limited as provided in Sections 5.2 and 5.3 below.

5.2 Termination Without Cause, Etc. If Executive’s employment hereunder is terminated:

(a) by the Company without Cause;

(b) by the Executive for Good Reason (as defined below);

(c) by the Executive for any reason after the Company’s delivery of a Notice of Non-Renewal;

(d) within twelve (12) months following a Change of Control (as defined below), (A) by the Company without Cause or (B) by Executive for Good Reason or for any reason after the Company’s delivery of a Notice of Non-Renewal; or

(e) within twelve (12) months following a Change of Control (as defined below), by Executive without Good Reason;

then the Company will pay Executive subject to his compliance with the agreements referred to or set forth in Section 4:

(i) any unpaid base salary through the date of termination, and any accrued vacation pay and any accrued and vested benefits under the Company’s employee benefit plans in accordance with the terms thereof; and

(ii) severance pay equal to twelve (12) months’ base salary at the salary rate in effect on the date of termination; provided, however, that in the case of a termination pursuant to Section 5.2(d) only, such severance pay shall be equal to twenty-four (24) months’ base salary at the rate in effect on the date of termination;

Subject to the provisions of Section 6.10(b), any severance payable pursuant to this Section 5.2 shall be paid in equal installments in accordance with the Company’s payroll payment schedule in effect on the date Executive’s employment terminates, provided that any such payment that would (absent this proviso) be made less than sixty (60) days after the date Executive’s employment terminates shall instead be paid on the sixtieth (60th) day after the date Executive’s employment terminates. It is a condition precedent to the Company’s obligation to make any severance payments to Executive pursuant to this Section 5.2 that Executive executes a general release, in form and substance acceptable to the Board, in favor of the Company, the members of the Board and its other affiliates releasing all claims arising out of Executive’s employment and his termination of employment, and that such release shall be executed (and no longer subject to revocation, if applicable) within sixty (60) days following the date Executive’s employment terminates.

5.3 Other Termination Events. In the event that Executive dies, becomes Disabled (as defined below), or Executive’s employment terminates or is terminated for any other reason other than as described in Section 5.2(a) through 5.2(e), the Company will only be obligated to pay Executive (a) any unpaid base salary through the date of termination, (b) any unused vacation accrued through the date of termination and any accrued and vested benefits under the Company’s employee benefit plans in accordance with the terms thereof, and (c) any unreimbursed business expenses.

5.4 Remedies for Engaging in Transaction Activity. Notwithstanding anything contained in the Company’s Amended and Restated 2007 Equity Incentive Plan or any applicable Company equity award agreement to the contrary, in the event that Executive engages in any Transaction Activity (as defined in Section 5.5(a) hereof) during the term of Executive’s employment or service with the Company, (a) all outstanding Company equity awards then held by Executive (whether vested or unvested) shall be immediately forfeited and returned to the Company without additional consideration, (b) all shares of common stock of the Company acquired by Executive upon the vesting and/or exercise of any such Company equity awards within the three (3) month period prior to the date of such Transaction Activity shall be immediately forfeited and returned to the Company without additional consideration, and (c) to the extent that Executive received any profit from the sale of any shares of common stock of the Company underlying any such Company equity award within the three (3) month period prior to the date of such Transaction Activity, Executive shall promptly repay to the Company any profit received pursuant to such sale.

5.5 Certain Definitions. For purposes of this Agreement:

(a) The term “Cause” shall mean any of the following: (i) Executive’s willful misconduct in the performance of his duties for the Company, or Executive’s willful failure to abide by or comply with any legal policy or directive of the Board, (ii) conviction of or plea of guilty or any other plea other than “not guilty” to a felony, or any crime involving dishonesty or moral turpitude; (iii) the violation by Executive of any material provision of this Agreement which either is not cured within ten (10) days after written notice is given to Executive by the Company or constitutes a habitual breach; or (iv) Executive’s dishonesty, misappropriation or fraud with regard to the business or affairs of the Company or its affiliates. For the avoidance of doubt, “Cause” includes any activity by Executive designed to consummate any independently sponsored (whether through a private equity firm sponsor or otherwise), management buyout or other merger, consolidation or sale transaction involving the Company without the express written consent of the Board (“Transaction Activity”).

(b) The term “Change of Control” of the Company shall mean any transaction or series of related transactions whether by consolidation, merger, sale or issuance of equity securities, or sale or transfer of all or substantially all of the Company’s assets, or otherwise, in which any one person, or more than one person acting as a group, (i) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company or (ii) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions (excluding any asset transferred to (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (B) an entity, fifty (50) percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty (50) percent or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (ii)(C) of this definition. This definition is intended to comply with the definitions of “change in ownership” of a corporation and “change in ownership of a substantial portion of the assets” of a corporation set forth in the Treasury Regulations issued under section 409A(a)(2)(A)(v) of the Internal Revenue Code and shall be interpreted in a manner consistent with such intention.

(c) The term “Disability” shall mean Executive is prevented, by illness, accident, disability or any other physical or mental condition (to be determined by means of a written opinion of a competent medical doctor chosen by mutual agreement of the Company and Executive or Executive’s personal representative(s)) from substantially performing Executive’s duties and responsibilities hereunder for one (1) or more periods totaling ninety (90) days in any twelve (12)-month period.

(d) The term “Good Reason” shall mean without Executive’s written consent: (i) a material adverse change in Executive’s title or the duties assigned to Executive or (ii) any material failure by the Company to comply with its obligations under this Agreement, but in each such case only if Executive has provided notice to the Company of the existence of the condition described in clause (i) or (ii) of this definition within ninety (90) days following the initial existence of the condition, and the Company has not remedied such condition within thirty (30) days after receiving such notice.

6. General Provisions.

6.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of delivery, if by hand or by facsimile (with confirmed receipt), one (1) business day after deposit with a reputable overnight courier service, or three (3) business days after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

6.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

6.3 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.4 Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with respect to the subject matter contained herein. This Agreement supersedes any and all prior oral discussions or written communications and agreements between Executive and the Company. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by an authorized officer of the Company and Executive.

6.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

6.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

6.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

6.8 Attorney Fees. Each of the Company and Executive shall be responsible for their own respective costs and expenses (including, without limitation, attorneys’ fees and costs) in connection with any action brought by any party to enforce its rights hereunder or any other legal action involving this Agreement or any party’s performance hereunder.

6.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the internal, substantive laws of the State of Delaware, without reference to the conflict of laws provisions thereof. Executive expressly consents to the jurisdiction of the state and federal courts of Cook County, Illinois, for all actions arising out of or relating to this Agreement.

6.10 Section 409A Compliance.

(a) It is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to any person pursuant to Internal Revenue Code Section 409A. This Agreement shall be interpreted to that end, and no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under said 409A. Should either party determine that there is a reasonable possibility that the text of this Agreement could give rise to such adverse tax consequences, the parties agree to negotiate in good faith to amend the Agreement to obviate the possibility of such consequences.

(b) If at any time, the Company or any successor obligated to make any payment hereunder (the “Employer”) has a class of stock that is publicly traded on an established securities market or otherwise, then the Employer shall from time to time compile a list of “Specified Employees” as defined in and pursuant to, section 1.409A-1(i) of the Treasury Regulations or any successor regulation. Notwithstanding any other provision of this Agreement, if the Executive is a Specified Employee on the date of termination of his employment within the meaning of section 1.409A-1(h)(1)(ii) of the Treasury Regulations or any successor regulation (his “Termination of Employment”), no payment of compensation shall be made to the Executive under any provision of this Agreement (including Section 5.2) during the period ending six (6) months from the date of his Termination of Employment unless the Employer determines that there is no reasonable basis for believing that making such payment would cause the Executive to suffer any adverse tax consequences pursuant to Section 409A of the Internal Revenue Code. If any payment to the Executive is delayed pursuant to the provisions of this Section 6.10(b), such payment instead shall be made on the first (1st) business day following the expiration of the six (6)-month period referred to herein, together with a compensatory amount in the nature of interest computed at the “Prime Rate” as of the date of Termination of Employment (as reported in The Wall Street Journal) plus two percent (2%). For purposes of Section 409A of the Internal Revenue Code, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

7. Former Employment.

7.1 No Conflict with Existing Obligations. Executive represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation of any kind made prior to his employment by the Company, including agreements or obligations he may have with prior employers or entities for which he has provided services. Executive has not entered into, and agrees he will not enter into, any agreement or obligation either written or oral in conflict herewith.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first above written.

NEUTRAL TANDEM, INC.

By:	/ Robert M. Junkroski/
Name: Robert M. Junkroski
Title: Chief Financial Officer

Accepted and Agreed:

/ E. Edward Evans/
G. Edward Evans